As filed with the Securities and Exchange Commission on December 20, 2010
Registration No. 333-102825

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

International Flavors & Fragrances Inc.
(Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	13-1432060 (IRS Employer Identification No.)

521 West 57th Street, New York, New York (Address of principal executive offices)	10019 (Zip Code)
Registrant’s telephone number, including area code (212) 765-5500

International Flavors & Fragrances Inc. 2000 Stock Award and Incentive Plan

Dennis M. Meany, Esq.
Senior Vice President, General Counsel and Secretary
International Flavors & Fragrances Inc.
521 West 57th Street
New York, New York 10019
Telephone: (212) 765-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY STATEMENT — DEREGISTRATION OF SHARES
International Flavors & Fragrances Inc. (the “Company”) has filed this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (“Post-Effective Amendment”) to deregister certain securities issuable under the International Flavors & Fragrances Inc. 2000 Stock Award and Incentive Plan (the “2000 Plan”), which were originally registered by the Company on a Form S-8 Registration Statement (File No. 333-102825) filed with the Securities and Exchange Commission (the “Commission”) on January 30, 2003 (the “Prior Registration Statement”).
On February 2, 2010, the Board of Directors adopted, subject to shareholder approval, the International Flavors & Fragrances Inc. 2010 Stock Award and Incentive Plan (the “2010 Plan”). On April 27, 2010, the 2010 Plan was approved by the shareholders at the Company’s annual meeting of shareholders. The 2010 Plan provides, among other things, that shares of the Company’s common stock, par value $0.12 1/2 per share (“Common Stock”), that are authorized to be awarded under the 2000 Plan and that, as of April 27, 2010, have not been issued and are not subject to outstanding awards granted under the 2000 Plan shall become available for issuance under the 2010 Plan.
As of the date of this Post-Effective Amendment, there are 749,669 shares of Common Stock that are authorized to be awarded under the 2000 Plan but that, as of April 27, 2010, have not been issued and are not subject to outstanding awards granted under the 2000 Plan, and as a result, are now available for issuance under the 2010 Plan. These 749,669 shares of Common Stock are no longer available for new awards under the 2000 Plan and will not be issued under the 2000 Plan.
The Company is concurrently filing a separate registration statement on Form S-8 to register these 749,669 shares of Common Stock and additional shares of Common Stock for issuance under the 2010 Plan.
Except to the extent specified above, the Prior Registration Statement as previously filed is not amended or otherwise affected by this Post-Effective Amendment thereto.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on this 20th day of December, 2010.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Dennis M. Meany
Dennis M. Meany
Senior Vice President, General Counsel and Secretary
Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas D. Tough	Chairman of the Board and Chief Executive Officer	December 20, 2010
Douglas D. Tough	(Principal Executive Officer)

/s/ Kevin C. Berryman	Executive Vice President and Chief Financial Officer	December 20, 2010
Kevin C. Berryman	(Principal Financial and Accounting Officer)

/s/ Margaret Hayes Adame*	Director	December 20, 2010
Margaret Hayes Adame

/s/ Marcello Bottoli*	Director	December 20, 2010
Marcello Bottoli

/s/ Linda B. Buck*	Director	December 20, 2010
Linda B. Buck

Signature	Title	Date

/s/ J. Michael Cook*	Director	December 20, 2010
J. Michael Cook

/s/ Roger W. Ferguson, Jr.*	Director	December 20, 2010
Roger W. Ferguson, Jr.

/s/ Peter A. Georgescu*	Director	December 20, 2010
Peter A. Georgescu

/s/ Alexandra A. Herzan*	Director	December 20, 2010
Alexandra A. Herzan

/s/ Henry W. Howell, Jr.*	Director	December 20, 2010
Henry W. Howell, Jr.

/s/ Katherine M. Hudson*	Director	December 20, 2010
Katherine M. Hudson

/s/ Arthur C. Martinez*	Director	December 20, 2010
Arthur C. Martinez

*	Signed by Jodie Simon Friedman, as attorney-in-fact on behalf of each person so indicated pursuant to powers of attorney previously filed with the Commission or filed herewith.

By:	/s/ Jodie Simon Friedman
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
24	Power of Attorney